Exhibit 23.7
Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB
Tel: 020 7774 1000 | Telex: 94015777 | Cable: GOLDSACHS LONDON
Authorised and regulated by the Financial Services Authority
May 22, 2007
Board of Directors
Norsk Hydro ASA
Drammensveien 264
N-0240 Oslo
Norway

Re:	Amendment No.3 to Registration Statement No. 333-141445
Ladies and Gentlemen:
Reference is made to our opinion letter, dated March 12, 2007, with respect to the fairness from a financial point of view to the holders of shares of common stock, par value NOK3.66 per share (the “Shares”), of Norsk Hydro ASA (the “Company”) of the Exchange Ratio (as defined in our opinion letter) pursuant to the plan for the demerger of Norsk Hydro ASA as part of the merger of Norsk Hydro ASA’s petroleum activities with Statoil ASA (“Statoil”), dated March 12, 2007 (the “Merger Plan”), between the Company and Statoil.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Statoil has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Statoil.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—The Merger and the Merger Plan—Opinion of Norsk Hydro’s Financial Advisor”, “The Merger—Background of the Merger; Past Material Contacts with Norsk Hydro”, “The Merger—Recommendation of, and Factors Considered by, the Norsk Hydro Board”, “The Merger—Opinion of Norsk Hydro’s Financial Advisor”, and to the inclusion of the foregoing opinion in the Circular/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Casper von Koskull